Angel Oak Mortgage REIT, Inc. Declares Quarterly Common Stock Dividend

ATLANTA – February 5, 2026 -- Angel Oak Mortgage REIT, Inc. (NYSE: AOMR) (the “Company,” “we,” and “our”), a leading real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market, today announced that its Board of Directors has declared a quarterly cash dividend.

Common Stock Dividend
The Board has declared a dividend of $0.32 per share of common stock. The dividend is payable on February 27th, 2026 to common stockholders of record as of February 20th, 2026.

About Angel Oak Mortgage REIT, Inc.
Angel Oak Mortgage REIT, Inc. is a real estate finance company focused on acquiring and investing in first lien non-QM loans and other mortgage-related assets in the U.S. mortgage market. The Company’s objective is to generate attractive risk-adjusted returns for its stockholders through cash distributions and capital appreciation across interest rate and credit cycles. The Company is externally managed and advised by an affiliate of Angel Oak Capital Advisors, LLC, which, collectively with its affiliates, is a leading alternative credit manager with a vertically integrated mortgage origination platform.

Additional information about the Company is available at www.angeloakreit.com.
Contacts

Investors:
investorrelations@angeloakreit.com
855-502-3920

IR Agency Contact:
Nick Teves or Joseph Caminiti, Alpha IR Group
312-445-2870
AOMR@alpha-ir.com

Company Contact:
KC Kelleher, Head of Corporate Finance & Investor Relations
404-528-2684
kc.kelleher@angeloakcapital.com